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                                                                    EXHIBIT 99.1

                             Alcan Aluminium Limited

June 1, 2000

STRICTLY CONFIDENTIAL

BZ Group Holding Limited,
BZ Bank Limited and
Stillhalter Vision AG
c/o BZ Group Holding Limited
Egglirain, 24
8832 Wilen
SWITZERLAND

Attention : Mr. Kurt Schiltknecht - Director




                                TENDER AGREEMENT

Dear Sirs :

Alcan Aluminium Limited (the "Offeror") and Alusuisse Lonza Group AG ("Algroup") are parties to a Combination Agreement dated September 15, 1999 (as previously amended and further amended simultaneously herewith) which provides for the making by the Offeror of a share exchange offer (the "Swiss Exchange Offer") to acquire the issued and outstanding shares (meaning the registered shares, par value CHF 100 per share) of Algroup (the "Algroup Shares"). This Tender Agreement sets out the terms and conditions of the agreement by BZ Group Holding Limited, BZ Bank Limitedand Stillhalter Vision AG, each as principals and on behalf of their clients (the "Shareholders") to deposit or cause to be deposited under the Swiss Exchange Offer (as defined in the Combination Agreement), in all cases irrevocably and unconditionally, no less than 2,300,000 Algroup Shares (collectively, the "Shareholder Securities"), the whole for the purposes of irrevocably and unconditionally accepting this Swiss Exchange Offer in respect of the Shareholder Securities. This Tender Agreement also sets forth the obligations and commitments of the Shareholders in connection therewith.


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                                    ARTICLE 1
                          REPRESENTATION AND WARRANTIES

1.1 Representations and Warranties of the Shareholders. Each of the Shareholders hereby represents and warrants that:

        (a) Status and Authorization. It is a corporation duly incorporated or other legal entity duly formed and validly exists under the laws of its jurisdiction of incorporation or formation, as applicable; it has all necessary power, authority, capacity and right, and has received all requisite approvals to enter into this Tender Agreement and to complete the transactions contemplated hereby; and this Tender Agreement has been duly executed and delivered by it.

        (b) Ownership and Securities. All of the Shareholder Securities are either owned legally and beneficially by one or more of the Shareholders or are subject to the unrestricted right held by one or more of them to tender the Shareholder Securities into the Swiss Exchange Offer; as among the Shareholders they have the exclusive right to dispose of the Shareholder Securities as provided in this Tender Agreement or to take all decisions and give all directions in this regard, in both cases to the full extent necessary to transfer good and marketable title to same, free and clear of all encumbrances and rights of third parties; no Shareholder is a party to, bound or affected by or subject to, any charter or by-law provision, statute, regulation, judgement, order, decree, law or obligation which would be violated, contravened, breached by, or under which default would occur as a result of the execution and delivery of this Tender Agreement or the consummation of any of the transactions provided for in this Tender Agreement.

        (c) Voting. None of the Shareholders has previously granted or agreed to grant any proxy in respect of any Shareholder Securities or entered into any voting trust, vote pooling or other agreement with respect to the

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                rights to vote, call meetings of shareholders or give consents or approvals of any kind as to any Shareholder Securities that would conflict with its obligations under this Tender Agreement or the completion of the Swiss Exchange Offer.

        (d) Consents. No consent, approval or exemption from or registration or filing with any governmental, administrative or regulatory authority or other person is required to be obtained or made by any of the Shareholders in connection with (i) the execution and delivery by any of the Shareholders or enforcement against any of the Shareholders of this Tender Agreement or (ii) the consummation of any transactions by any of the Shareholders provided for herein, except for reports required to be filed in respect of ownership of securities under applicable securities legislation.

1.2 Representations and Warranties of the Offeror. The Offeror hereby represents and warrants that the Offeror is a corporation duly incorporated and validly existing under the laws of its jurisdiction of incorporation; that the Offeror has all necessary power, authority, capacity and right, and has received all requisite approvals to enter into this Tender Agreement and the Combination Agreement and to complete the transactions contemplated hereby and thereby; that it has no knowledge as to the occurrence of any event or the current existence of any situation which would cause the conditions set forth in Part A of
        Schedule 2 to the Combination Agreement not to be satisfied if the Swiss Exchange Offer were to be made on the date hereof; and that this Tender Agreement has been duly executed and delivered by the Offeror.

                                    ARTICLE 2
                          COVENANTS OF THE SHAREHOLDER

2.1 General. Each of the Shareholders hereby covenants that until the Offeror has taken up and paid for the Shareholder Securities under the Swiss Exchange Offer, or the terms of this Tender Agreement have been terminated by the Shareholders as permitted hereby:

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        (a)     neither it nor any person under its control or direction will sell, transfer, pledge, encumber, grant a security interest in, hypothecate or otherwise convey any of the Shareholder Securities to any person or agree to do any of the foregoing or otherwise take any action of any kind which in any such case is reasonably likely to jeopardize the success of or delay the completion of the Swiss Exchange Offer;

        (b) prior to the completion of the Swiss Exchange Offer, the Shareholders will cause the voting rights attaching to each of the Shareholder Securities to be exercised in favour of the making of the Special Swiss Shareholder Payments, as defined in the Combination Agreement as amended;

        (c) The Shareholders will at all relevant times act and cause their officers, employees and agents and those of all persons under its control or direction to act in a manner consistent with the successful completion of the Swiss Exchange Offer upon the terms and conditions of the Combination Agreement and the performance of Algroup's obligations under the Combination Agreement.

2.2 Deposit. The Shareholders hereby irrevocably and unconditionally and jointly and severally covenant and agree to tender the Shareholder Securities in the Swiss Exchange Offer and to deposit same (together with duly completed and executed letters of transmittal, deposit or power of attorney) under and in accordance with the terms of the Swiss Exchange Offer, as soon as practicable and in no event more than ten business days (i.e. days when banking institutions in Zurich, Switzerland are generally open for business) after the Swiss Exchange Offer has been initiated.

2.3 No-Withdrawal. The Shareholders hereby irrevocably and unconditionally and jointly and severally covenant and agree not to withdraw, permit to be withdrawn or take any action to withdraw any acceptance of the Swiss Exchange Offer in respect of Shareholder Securities or to withdraw any of the Shareholder Securities deposited under the Swiss Exchange Offer. This covenant shall

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        apply notwithstanding any statutory rights, rights under the terms of the Swiss Exchange Offer or rights which might otherwise exist, unless this Tender Agreement is terminated in accordance with its terms prior to the taking up of any of the Algroup Shares by the Offeror under the Swiss Exchange Offer; however, in the event that any condition to the completion of the Swiss Exchange Offer is waived without their written consent, the Shareholders shall have the right to withdraw the Shareholder Securities from the Swiss Exchange Offer and terminate this Tender Agreement.

                                    ARTICLE 3
                            COVENANTS OF THE OFFEROR

3.1 General. The Offeror hereby covenants in favour of the Shareholders that the Offeror will comply with the terms of the Combination Agreement with regard to the making of the Swiss Exchange Offer .


                                    ARTICLE 4
                 TERMINATION BY THE SHAREHOLDER AND THE OFFEROR

4.1 Termination of Shareholders. Each Shareholder may, when not in default in performance of its obligations under this Tender Agreement and without prejudice to any other rights, terminate this Tender Agreement by notice to the Offeror if the Swiss Exchange Offer is not made as required by the Combination Agreement or, having been made, lapses without any Algroup Shares having been acquired.

4.2 Termination of the Offeror. The Offeror may, when not in default in performance of its obligations under this Tender Agreement and without prejudice to any other rights, terminate this Tender Agreement by notice to the Shareholders if the requirements of Article 2 hereof are not met or the Offeror or Algroup terminates the Combination Agreement.

4.3 Effect of Termination. In the case of any termination of this Tender Agreement pursuant to this Article 4, this Tender Agreement shall be of no further force and

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        effect as regards the terminating party but nothing herein shall relieve any party from liability for any breach of this Tender Agreement prior to its termination.

                                    ARTICLE 5
                                     GENERAL

5.1 Survival of Representations and Warranties. The representations and warranties of both parties shall survive the consummation of the Swiss Exchange Offer

5.2 Disclosure. Except as required by applicable laws or regulations, or as required by any competent governmental, judicial or other authority, or in accordance with the requirements of any stock exchange, neither the Offeror, on the one hand, nor the Shareholders, on the other hand, shall make any public announcement or statement with respect to this Tender Agreement without the approval of the Shareholders or the Offeror, as the case may be, which approval shall not be unreasonably withheld. Moreover, the parties agree to consult with each other prior to issuing each public announcement or statement with respect to this Tender Agreement.

5.3 Shares. References to the Algroup Shares or the Shareholder Securities include any shares into which same may be reclassified, subdivided, consolidated, exchanged or converted and any rights and benefits arising therefrom including any extraordinary distributions of securities which may be declared in respect of the Algroup Shares.

5.4 Assignment. The Offeror may assign all or any part of its rights under this Tender Agreement to an affiliate of the Offeror, but, if such assignment takes place, the Offeror shall continue to be liable to the Shareholders for any default in performance by the assignee. This Tender Agreement shall not otherwise be assignable by any party hereto without the consent of the other party.

5.5     Time.  Time shall be of the essence of this Tender Agreement.


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5.6     Governing Law. This Tender Agreement shall be governed by and construed in accordance with the laws of England without regard to its conflict of laws principles. Any dispute arising out of or in connection with this Tender Agreement shall be subject to the jurisdiction of the English Courts, to which each party hereby submits for such purpose, and each will, if necessary, appoint an agent for service of process in England.

5.7 Entire Agreement. This Tender Agreement constitutes the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes any prior agreement, representation or understanding with respect thereto.

5.8 Amendments. This Tender Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by all of the parties hereto.

5.9 Specific Performance and other Equitable Rights. Each of the parties recognizes and acknowledges that the Offeror would not contemplate causing the Combination Agreement to be amended and the Shareholders would not agree to irrevocably deposit the Shareholder Securities to the Swiss Exchange Offer unless this Tender Agreement were executed and that a breach by a party of any covenants or other commitments contained in this Tender Agreement will cause the other party to sustain injury for which it would not have adequate remedy at law for money damages. Therefore, each of the parties agrees that in the event of any such breach, the aggrieved party shall be entitled to the remedy of specific performance of such covenants or commitments and preliminary and permanent injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity, and the parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief.

5.10 Notices. Any notice, request, consent, agreement or approval which may or is required to be given pursuant to this Tender Agreement shall be in writing and shall be sufficiently given or made if delivered, in the case of: (a) the Offeror, to


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        Alcan Aluminium Limited, Attention: Mr. David McAusland, 1188 Sherbrooke
        Street West, Montreal, Quebec, Canada H3A G32, telephone number: (514) 848-1478, facsimile number: (514) 848-1341; or (b) the Shareholders, to the attention of the person and at the address set out on the first page of this Tender Agreement or to such other address as the relevant party may from time to time advise by notice in writing given pursuant to this section. The date of receipt of any such notice, request, consent, agreement or approval shall be deemed to be the date of delivery thereof.

5.11 Expenses. As between the parties hereto, each of them shall pay its own legal, financial advisory and accounting costs and expenses incurred in connection with the preparation, execution and delivery of this Tender Agreement and all documents and instruments executed or prepared pursuant hereto and any other costs and expense whatsoever and howsoever incurred.

5.12 Severability. If any provision of this Tender Agreement is determined to be void or unenforceable in whole or in part, it shall be deemed not to affect or impair the validity or any other provision of this Tender Agreement and such void or unenforceable provision shall be severable from this Tender Agreement.

5.13 Counterparts and Facsimile. This Tender Agreement may be executed in one or more counterparts which together shall be deemed to constitute one valid and binding agreement and delivery of the counterparts may be effected by means of facsimile transmission.


If the terms and conditions hereof are acceptable to you please so indicate by executing and returning a copy hereof to the undersigned.

Yours truly,

ALCAN ALUMINIUM LIMITED

By:   /S/ JACQUES BOUGIE
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      Jacques Bougie
      President and Chief Executive Officer

Agreed and accepted this June 1, 2000.

BZ GROUP HOLDING LIMITED

By:   /S/ KURT SCHILTKNECHT
   ------------------------------
      Kurt Schiltknecht
      Director

BZ BANK LIMITED

By:   /S/ KURT SCHILTKNECHT
   ------------------------------
      Kurt Schiltknecht
      Director

By:   /S/ ALFRED BONI
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      Alfred Boni
      Managing Director


STILLHALTER VISION AG

By:   /S/ KURT SCHILTKNECHT
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      Kurt Schiltknecht
      Director

BY:   /S/ WALTER FRISCHKNECHT
   ------------------------------
      Walter Frischknecht
      Managing Director




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